February 1, 1996

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Judiciary Plaza
Washington, DC   20549

Re:  Schedules 13G-Assisted Living Concepts

Dear Sir or Madam:

We are hereby transmitting by Edgar Schedule 13G on behalf of Waddell & Reed, Inc., Waddell & Reed Investment Management Company and/or Waddell & Reed Asset Management Company.

If you have any questions concerning the Schedule 13G filing, please call me at
(913)236-1923.

Very truly yours,



Sheryl Strauss
Staff Attorney

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 1

                            Assisted Living Concepts
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  04543L-10-9
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Waddell & Reed, Inc. -43-1235675
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[__]
     (b).......................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Delaware
___________________________________________________________________
     Number of           (5)  Sole Voting Power....none.......
     Shares Bene-        (6)  Shared Voting Power........521,200..
     ficially            (7)  Sole Dispositive Power..None.........
     Owned by            (8)  Shared Dispositive Power.....521,200.
     Each Report-
     ing Person
     With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person.......................................521,200..
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)......................................17.4%
___________________________________________________________________
     12)  Type of Reporting Person............BD...................
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 1

                            Assisted Living Concepts
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  04543L-10-9
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Waddell & Reed Investment Management Company-48-1106973
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[__]
     (b).......................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Kansas
___________________________________________________________________
     Number of           (5)  Sole Voting Power..........450,000..
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power.....450,000..
     Owned by            (8)  Shared Dispositive Power............
     Each Report-
     ing Person
     With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person....................521,200....................
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................
___________________________________________________________________

     11)  Percent of Class Represented by Amount in Row

     (9)......................................17.4%
___________________________________________________________________
     12)  Type of Reporting Person............IA...................
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 1

                            Assisted Living Concepts
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  04543L-10-9
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Waddell & Reed Asset Management Company-43-0975899
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[__]
     (b).......................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Missouri
___________________________________________________________________
     Number of           (5)  Sole Voting Power...........71,200..
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power......71,200..
     Owned by            (8)  Shared Dispositive Power............
     Each Report-
     ing Person
     With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person........521,200................................
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)......................................17.4%
___________________________________________________________________
     12)  Type of Reporting Person............IA...................
__________________________________________________________________

                                  SCHEDULE 13G
     Item 1(a) Name of Issuer:
          Assisted Living Concepts
     ..............................................................
     Item 1(b) Address of Issuer's Principal Executive Offices:
          10570 SE Washington, Ste. 213, Portland, OR 97216
     ..............................................................
     Item 2(a) Name of Person Filing:
          Waddell & Reed, Inc.
           Waddell & Reed Investment Management Company
           Waddell & Reed Asset Management Company
     ..............................................................
     Item 2(b) Address of Principal Business Office or, if none,
          Residence:
          6300 Lamar Avenue, Shawnee Mission,
          Kansas 66201-9217
     ..............................................................
     Item 2(c) Citizenship:
          Delaware
          Kansas
          Missouri
     ..............................................................
     Item 2(d) Title of Class of Securities:
          Common
     ..............................................................
     Item 2(e) CUSIP Number:
           04543L-10-9
     ..............................................................
     Item 3    Person filing is:
          (h)[x]Group, in accordance with 240.13d-1(b)(1)(ii)(H)
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:
          521,200
     ..............................................................
     (b)  Percent of Class:
          17.4%
     ..............................................................
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote...None
          (ii)  shared power to vote or to direct the vote..521,200
          (iii) sole power to dispose or to direct the disposition
                of.........................................None....
          (iv)  shared power to dispose or to direct the
                disposition of..............................521,200

     Item 5    Ownership of Five Percent or Less of a Class
               Not Applicable

     Item 6    Ownership of More than Five Percent on Behalf of
               Another Person

               Not Applicable

     Item 7    Identification and Classification of the Subsidiary
                 Which Acquired the Security Being Reported on By
The Parent Holding Company

               Not Applicable
     Item 8 Identification and Classification of Members of the Group-See attached Exhibit 1
     Item 9    Notice of Dissolution of Group
               Not Applicable
     Item 10
                                 Certification


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Signature


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 1, 1996

Waddell & Reed Inc.                Waddell & Reed Investment
6300 Lamar Avenue                  Management Company
Overland Park, Kansas              6300 Lamar Avenue
66202-4200                         Overland Park, Kansas
                                   66202-4200



 ............................       ............................
Sharon K. Pappas                   Sharon K. Pappas
Senior Vice President              Senior Vice President
Name/Title                         Name/Title


Waddell & Reed Asset
Management Company
6300 Lamar Avenue
Overland Park, Kansas
66202-4200



 ............................
Sharon K. Pappas
Secretary
Name/Title

                                   EXHIBIT 1

Waddell & Reed, Inc. - Tax ID No.
          43-1235675

          Broker-Dealer registered under Section 15 of the Securities Exchange Act of 1934

Waddell & Reed Investment Management Company - Tax ID No.             48-1106973

          Investment Advisor registered under Section 203 of the Investment Advisor's Act of 1940

Waddell & Reed Asset Management Company - Tax ID No. 43-0975899

          Investment Advisor registered under Section 203 of the Investment Advisor's Act of 1940